Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 of the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 (File No. 333-195292) to be filed on or about April 20, 2016 of our report dated March 15, 2016, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2015 and 2014 and for the years then ended, which report was included in the Annual Report on Form 10-K filed March 15, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 20, 2016